EXHIBIT 10.49
FORM OF
CHANGE OF CONTROL AGREEMENT

        THIS AGREEMENT is made as of the ___ day of _____, 20 __, by and between Hibernia Corporation, a Louisiana corporation (the "Company") and ((FULLNAME)) ("Executive").

        In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Obligations of the Company Upon Termination of Executive After Change of Control.

                   (a) Following the Effective Date of a Change of Control, in the event Executive’s employment by the Company (i) is terminated before the [two-year] [one-year] anniversary of the Effective Date of a Change of Control either (A) by the Company for any reason other than Cause or Executive’s death or Disability or (B) by Executive for Good Reason; or (ii) is terminated on, or within, the thirty-day period following the [one-year] [six-month] anniversary of the Effective Date of the Change of Control by Executive for any reason or no reason, then the Company shall:

(1)	Pay to Executive within thirty days after the date of termination of Executive’s employment (or such earlier time as may be required by law) the Accrued Benefits;

(2)	If Executive participates in the Management Bonus Plan and at the date of termination of Executive’s employment, Executive’s bonus under the Management Bonus Plan has not yet been determined for the year prior to the year in which the termination takes place, pay to Executive in a lump sum within thirty days after the date of termination of Executive’s employment a cash bonus for such prior year equal to the product of the incentive target percentage under the Management Bonus Plan for the employment band applicable to Executive and Executive’s Annual Base Salary;

(3)	Pay to Executive in a lump sum in cash within thirty days after the date of termination of Executive’s employment a payment equal to the product of Executive’s Target Bonus for the year in which the termination takes place and a fraction, the numerator of which is the number of days that have elapsed in the year in which the termination takes place through the date of termination of Executive’s employment, and the denominator of which is 365;

(4)	Pay to Executive in a lump sum in cash within thirty days after the date of termination of Executive’s employment the product of (i) [2] [1], and (ii) (A) Executive’s Annual Base Salary as in effect immediately prior to the date of termination of Executive’s employment (or, in the event of termination for Good Reason under Section 17(h)(iii) below, the Annual Base Salary as in effect immediately before the actions giving rise to Good Reason), and (B) Executive’s Target Bonus for the year in which the termination takes place;

(5)	Continue to provide medical benefits to Executive and to each of Executive’s dependents (through the period described below) at the level of coverage elected or retained by Executive during the open enrollment period immediately preceding the date of termination of Executive’s employment (or immediately prior to any change to such benefits that could have constituted Good Reason to terminate), under the plans, policies or programs (as the same may be amended from time to time) maintained by the Company for the purpose of providing medical benefits to other executives of the Company with comparable duties. Such benefits shall be provided to Executive at the same premium cost to Executive as in effect immediately prior to the date of termination of Executive’s employment (or, in the event of termination for Good Reason under Section 17(h)(i) below, the position of Executive immediately before the actions giving rise to Good Reason). However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner. Such benefits shall be provided until the earlier of (i) Executive’s (or any of his dependents’) coverage under Medicare Part B, (ii) the date on which any of Executive’s dependents ceases to be a dependent, as defined under the Company’s group medical plan, or (iii) the date on which Executive (or any dependent) is covered under a group plan maintained by another employer that provides substantially similar benefits with no applicable preexisting condition limitations. Coverage hereunder shall offset any period of coverage available to Executive (or any dependent) under Code Section 4980B and shall be separately determined with respect to Executive and each of his dependents; and

(6)	Continue to provide (through the period described below) dental and group term life insurance coverage as in effect for Executive and, if applicable, Executive’s dependents, immediately prior to termination of Executive’s employment (or immediately prior to any change to such benefits that could have constituted Good Reason to terminate); provided, however, that if Executive reaches age 65 during the time period for which coverage is required, Executive’s life insurance coverage may be adjusted to coverage provided by the Company to similarly situated executives who reach age 65. Such benefits shall be provided to Executive at the same premium cost to Executive as in effect immediately prior to the date of termination of Executive’s employment (or immediately prior to any change to such benefits that could have constituted Good Reason to terminate). However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner. Such benefits shall be provided until the earlier of (i) [two years] [one year] following the date of termination of Executive’s employment, or (ii) the date Executive has commenced new employment and has become eligible for comparable benefits.

                   (b) In the event of termination pursuant to Section 1(a), the Company shall, at its sole expense, provide outplacement services for the benefit of Executive for a period of [twelve] [six] months following the date of termination of Executive’s employment, the scope and provider of which shall be selected by the Company, provided that the provider must be either a nationally recognized outplacement firm or a firm that is used regularly by the Company for its employees whose position is similarly situated to the position held by Executive immediately prior to the date of termination of Executive’s employment and the services must be equivalent to services provided to employees whose position is similarly situated to the position held by Executive immediately prior to the date of termination of Executive’s employment.

2.     Certain Additional Payments by the Company

                   (a) If Executive becomes entitled to payment of the amount described in Section 1(a)(4) hereof, Executive shall also be entitled to receive an additional payment (the “Income Tax Gross-Up Payment”) in an amount such that, after payment by Executive of all federal, state and local income and employment taxes on the Income Tax Gross-Up Payment (including, without limitation, any federal, state and local income and employment taxes on such income and employment taxes until all such income and employment taxes are covered), Executive retains an amount of the Income Tax Gross-Up Payment equal to all federal, state and local income and employment taxes due on the payment provided for by Section 1(a)(4) hereof. For purposes of determining the amount of the Income Tax Gross-Up Payment, Executive shall be deemed to pay federal, state and local income tax at the [highest marginal] [second highest marginal] rates of income taxation for the calendar year in which the Income Tax Gross-Up Payment is to be made. The Company shall be entitled to make such other reasonable assumptions and determinations as it reasonably deems necessary to calculate the Income Tax Gross-Up Payment. The Income Tax Gross-Up shall be paid to or for the benefit of Executive simultaneously with the payment provided for in Section 1(a)(4) hereof.

                   (b) In the event that upon termination pursuant to Section 1(a), it shall be determined that any Payments would cause Executive to be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by Executive with respect to such excise tax (other than interest or penalties incurred as a result of Executive’s failure to timely pay the excise tax if such failure to timely pay the excise tax was not a result of the procedures described in Section 2(c) or (d) hereof) (such excise tax, together with any such interest and penalties, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (an “Excise Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes on the Excise Gross-Up Payment including, without limitation, any income taxes, employment taxes and excise taxes, Executive retains an amount of the Excise Gross-Up Payment equal to the Excise Tax imposed upon Executive as a result of the Payments. For purposes of determining the amount of the Excise Gross-Up Payment, Executive shall be deemed to pay federal and state income tax at the [highest marginal] [second highest marginal] rates of income taxation for the calendar year in which the Excise Gross-Up Payment is to be made.

                   (c) The Excise Gross-Up Payment shall be calculated by the nationally recognized accounting firm that was retained by the Company as its tax advisor prior to the announcement of the Change of Control; provided, however, that if that accounting firm is serving as the accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may designate a different nationally recognized accounting firm (the “Accountant”). The Company shall direct the Accountant to use its best efforts to submit its determination and detailed supporting calculations to the Company and Executive within thirty days after the date of termination of Executive’s employment. The Company and Executive shall each furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations and calculations under this Section 2, and otherwise cooperate with the Accountant in connection with the preparation and issuance of its determinations and calculations as provided for hereunder. Any Excise Gross-Up Payment, as determined pursuant to this Section 2, shall be paid by the Company to or for the benefit of Executive promptly after the receipt by the Company of the Accountant’s determination and calculations. If the Accountant determines that no Excise Gross-Up Payment is required, it shall promptly so advise Executive in writing (with a copy to the Company). Subject to Section 2(d) below, any determination by the Accountant shall be binding on the Company and Executive. All fees and expenses of the Accountant shall be borne solely by the Company.

                   (d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of an initial determination hereunder, it is possible that an Excise Gross-Up Payment will not have been made by the Company which should have been made (“Underpayment”) or that an Excise Gross-Up Payment is made by the Company which should not have been made (“Overpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Underpayment has been made and Executive thereafter is required to make any payment of an Excise Tax, the Accountant shall determine the amount of the Underpayment that has occurred and submit its determination and detailed supporting calculations to the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive after receipt of such determination and calculations. In the event that the amount of an Excise Gross-Up Payment exceeds the amount necessary to reimburse Executive for his/her Excise Tax, the Accountant shall determine the amount of the Overpayment that has been made and submit its determination and detailed supporting calculations to the Company and Executive as promptly as possible. Any such Overpayment shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.

                   (e) The income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accountant with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service.

                   (f) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Excise Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. To the extent Executive’s expenses are reimbursed by the Company, Executive shall take such action to contest or dispute such claim as the Company may reasonably request, permit the Company to participate in such proceedings and cooperate with any reasonable requests by the Company in connection with any such proceedings.

3.     Non-Exclusivity of Rights.

                   Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor, subject to Section 15(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the date of termination of Executive’s employment shall be payable in accordance with such plan policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, it is expressly understood and acknowledged by Executive that any payment by the Company under Sections 1 and/or 2 hereof shall be in lieu of any obligation on the part of the Company for payment of severance benefits under any other plan, policy or agreement of the Company in the event of termination of Executive’s employment as provided in Section 1 hereof with the Company during the [two-year] [one-year] period following the Effective Date of a Change of Control.

4.     Full Settlement.

                   The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided in this Agreement, such amounts shall not be reduced, whether or not Executive obtains other employment.

5.     Confidential and Proprietary Information.

                   Executive acknowledges and agrees that any and all non-public information regarding the Company, any of its Subsidiaries and its or their customers (including but not limited to any and all information relating to its or their business practices, products, services, finances, management, strategy, profits and overhead) is confidential and the unauthorized disclosure of such confidential information will result in irreparable harm to the Company. Executive shall not, during his employment by the Company or any of its Subsidiaries and for a period of five years after termination of such employment (or such shorter period as may be required by law), disclose or permit the disclosure of any such confidential information to any person other than an employee of the Company or its Subsidiaries or an individual engaged by the Company or its Subsidiaries to render professional services to the Company or its Subsidiaries under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. The provisions of this Section 5 shall survive any termination of this Agreement. For purposes of this Section 5, the term “confidential information” shall not include information that was or becomes generally available to the public other than as a result of disclosure by Executive. Executive acknowledges that the execution of this Agreement and the payments described in Section 1(a)(4) herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive. Executive understands and agrees that the Company shall suffer irreparable harm if Executive breaches Section 5 hereof, and that monetary damages shall be inadequate to address any such breach. Accordingly, Executive agrees that the Company shall have the right, to the extent permitted by applicable law, and in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof.

6.     Regulatory Restrictions.

                   The parties recognize that the Company, Hibernia National Bank (the “Bank”) and certain of the Company’s other Subsidiaries are subject to regulatory restrictions that change from time to time and that, as a result, Executive may be prevented from obtaining or enforcing any or all of his rights hereunder. In particular, the parties acknowledge and agree that all payments provided for hereunder are subject to the limitations on golden parachute and indemnification payments set forth in 12 U.S.C. 1828(k), the regulations promulgated thereunder and any other laws that prohibit or restrict payment of any portion of the amounts provided for herein to Executive by the Company. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to perform any obligation hereunder if and to the extent such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine.

7.     Arbitration.

                   Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in New Orleans, Louisiana by one arbitrator selected in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “Association”) then in effect. Subject to the following provisions, the arbitration shall be conducted in accordance with the Rules then in effect. Any award entered by the arbitrator shall be final and binding, and judgment may be entered thereon by any party hereto in any court of law having competent jurisdiction. This arbitration provision shall be specifically enforceable. If Executive prevails on substantially all the claims that are the subject of arbitration, the Company shall be responsible for all administrative fees of the Association, the compensation of the arbitrator and Executive’s reasonable attorneys’ fees and expenses; otherwise, the Company and the Executive shall each pay half of the administrative fees of the Association and the compensation of the arbitrator and shall each be responsible for its or his/her own attorney’s fees and expenses relating to the conduct of the arbitration.

8.     Notices.

                   All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

                   If to Executive:

                   If to the Company:

                   Hibernia Corporation (or Hibernia National Bank)
                  313 Carondelet Street
                  New Orleans, Louisiana 70130
                  Attention: Director, Human Resources
                  Facsimile: (504) 533-2466

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement.

9.     Governing Law.

        The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the law of the State of Louisiana, without reference to principles of conflict of laws.

10.     Successors and Assigns.

                   (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.

                   (b) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

                    (c) Hibernia Corporation will require that any successor to all or substantially all of the business and/or assets of Hibernia Corporation or the Bank (whether such successor acquires such business and/or assets directly or indirectly, and whether by purchase, merger, consolidation or otherwise) expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hibernia Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid and any reference to Hibernia Corporation or the Bank shall include a reference to any successor to the business and/or assets of Hibernia Corporation and/or the Bank, respectively.

11.     Employment by Subsidiaries.

                   If Executive is not employed by Hibernia Corporation, but is only employed by one or more Subsidiaries of Hibernia Corporation, then (i) the “Company” as defined herein shall be deemed to include such Subsidiary or Subsidiaries, and (ii) termination of employment shall be determined with reference to Executive’s employment by all such Subsidiaries. Further, the Company agrees that it will perform its obligations hereunder without regard to whether Executive is employed by the Company or by a Subsidiary or Subsidiaries of the Company. Nothing in this provision shall be construed, however, to change any reference herein to “Hibernia Corporation” or any reference herein to “Hibernia National Bank” or the “Bank” to a reference to any Subsidiary of Hibernia Corporation or Hibernia National Bank. As an example of the effect of the preceding sentence, because references to “Hibernia Corporation” do not include Subsidiaries, if a Subsidiary of Hibernia Corporation (other than the Bank) merges into another company not affiliated with Hibernia, that merger will not constitute a Change of Control under Section 17(d)(iii) (regardless of the tests described in Section 17(d)(iii)) because it is not a merger consummated by Hibernia Corporation; further, because references to “Hibernia National Bank” or the “Bank” do not include Subsidiaries, if Hibernia Corporation sells a Subsidiary other than the Bank (and that sale does not constitute a sale of all or substantially all the assets of Hibernia Corporation), that sale will not constitute a Change of Control under Section 17(d)(ii). However, a merger of the Bank into another company not affiliated with Hibernia Corporation would constitute a Change of Control under Section 17(d)(ii) (assuming the Bank at the time still constituted substantially all the assets of Hibernia Corporation).

12.     Severability.

                   If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

13.     Entire Agreement; Amendment.

                   This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants between the parties with respect to the subject matter hereof [specifically including but not limited to (describe prior agreement, if any), and any prior or subsequent change of control agreements between those parties or between the parties hereto, all of which agreements are of no further force and effect]. Except as provided in Sections 15(d), 15(f) or 16, this Agreement may be amended or terminated only by mutual agreement of the parties in writing. Notwithstanding the foregoing, Executive agrees to execute a written amendment to this Agreement from time to time prior to the Effective Date of a Change of Control at the request of the Company to add to Exhibit A additional parishes, counties or states in which the Company (or its Subsidiaries) is then doing business or to remove from Exhibit A any parishes, counties or states in which the Company (or its Subsidiaries) is not then doing business.

14.     Noncompete and Nonsolicitation.

                   Executive agrees that in the event Executive terminates his employment on, or within, the thirty-day period following the [one-year] [six-month] anniversary of the Effective Date of the Change of Control without Good Reason, then during the [one-year] [six-month] period commencing on the date of termination:

                   (a)         he shall not, directly or indirectly, for his own benefit or on behalf of another or to the detriment of the Company or any Subsidiary of the Company, solicit or divert or attempt to divert any customer or supplier of the Company or any Subsidiary of the Company in the Restricted Area; and

                   (b)        he shall not carry on or engage in the banking or financial services business in the Restricted Area.

                   The provisions of this Section 14 shall apply in the locations set forth on Exhibit A hereto (the “Restricted Area”), as the same may be amended from time to time. Executive acknowledges that the Company (or its Subsidiaries) is presently doing business in such locations. The parties agree that each of the foregoing prohibitions in this Section 14 is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid, illegal or unenforceable for any reason, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. Executive acknowledges that the execution of this Agreement and the payments described in Section 1(a)(4) herein constitute consideration for the limitations on activities set forth in this Section 14, the adequacy of which is hereby expressly acknowledged by Executive. Executive understands and agrees that the Company shall suffer irreparable harm if Executive breaches Section 14 hereof, and that monetary damages shall be inadequate to address any such breach. Accordingly, Executive agrees that the Company shall have the right, to the extent permitted by applicable law, and in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof.

15.     Miscellaneous.

                   (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                   (b) The Company shall be entitled to withhold from any amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to any applicable law or regulation.

                   (c) Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 17(h) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                   (d) Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to the last sentence of Section 17(g) hereof, Executive’s employment may be terminated by either Executive or the Company at any time prior to the Effective Date of a Change of Control, in which case this Agreement shall terminate as provided in Section 16 below and Executive shall have no further rights under this Agreement.

                   (e) For purposes of this Agreement, the date of termination of Executive’s employment shall be: (i) if Executive’s employment is terminated by the Company for Cause, the date on which the Company delivers to Executive the resolution referred to in Section 17(c) or, with respect to a termination under Section 17(c)(iii), the date on which the Company notifies Executive of such termination, (ii) if Executive’s employment is terminated by the Company because of Executive’s Disability or for a reason other than Cause or Executive’s death or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, the date on which Executive notifies the Company of such termination (after having given the Company notice and a thirty-day cure period), or (iv) if Executive’s employment is terminated by reason of death, the date of death of Executive.

                   (f) The Company may terminate this Agreement at any time prior to a Change of Control upon giving Executive written notice of such termination at least thirty days prior to the date of termination if either of the following circumstances take place: (i) Executive’s position with the Company is changed so that he ceases to be a Band A, B or C level employee as a result of a good faith annual performance evaluation that rates Executive’s overall performance as a “2.0” or below on the Company’s “5” point scale or (ii) Executive elects to cease to be a full-time employee; provided that if a Change of Control is announced or occurs during such thirty-day period, the termination shall not be effective. For purposes of this Section 15(f), the term “Band A, B or C” employee shall be determined in accordance with the Company’s personnel practices and policies prior to the Effective Date of a Change of Control.

                   (g) This Agreement may be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

                   (h) In the event the Executive’s employment is terminated following the Effective Date of a Change of Control and before the [two-year] [one-year] anniversary of the Effective Date of a Change of Control (i) by the Company for Cause or as a result of Executive’s death or Disability, or (ii) by Executive without Good Reason (except on or during the thirty-day period following the [one-year] [six-month] anniversary of the Effective Date of the Change of Control), Executive shall not be entitled to the payments described in Sections 1 and 2 hereof.

16.     Term.

                   This Agreement shall terminate on the earliest to occur of (i) termination by the Company in accordance with Section 15(f) above, (ii) the date [two] [one] year after the Effective Date of a Change of Control, or (iii) the date on which Executive’s employment with the Company is terminated (subject to the last sentence of Section 17(g)); provided, however, that if Executive’s employment with the Company is terminated under any of the circumstances described in Section 1 hereof, Executive’s rights hereunder shall continue following the termination of his/her employment with the Company until all benefits to which Executive is entitled hereunder have been paid and the Company’s rights hereunder shall continue until all obligations owed to it hereunder have been satisfied.

17.     Definitions.

                   For purposes of this Agreement, the following terms shall have the meanings given them in this Section 17.

                   (a)"Accrued Benefits" shall mean:

(i)	Any portion of Executive's Annual Base Salary earned through the date of termination of Executive's employment and not yet paid;

(ii)	Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of termination of Executive’s employment in accordance with the Company’s policies and procedures on reimbursement of expenses;

(iii)	Any and all other compensation previously earned and deferred at the election of Executive or pursuant to any deferred compensation plans then in effect, together with any interest thereon, other than compensation deferred pursuant to a plan that specifies the time of distribution of such compensation and interest;

(iv)	If Executive participates in the Management Bonus Plan, any cash bonus for the year prior to the year in which employment terminates that has been determined but that has not yet been paid to Executive under the Management Bonus Plan;

(v)	Any earned vacation pay not theretofore used or paid in accordance with the Company's policy for payment of earned and unused vacation time; and

(vi)	All other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance policy of the Company generally applicable to the salaried employees of the Company.

                   (b) “Annual Base Salary” shall mean Executive’s annual rate of pay excluding all other elements of compensation such as, without limitation, bonuses, perquisites, restricted stock awards, stock options and retirement and welfare benefits, but including any amount of Executive’s annual rate of pay that is deferred pursuant to the Company’s Deferred Compensation Plan for Key Management Employees, Retirement Security Plan or any other plan providing for the deferral of annual salary.

                   (c)"Cause" shall mean:

(i)	the willful and continued failure of Executive to perform substantially his/her duties with the Company (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Executive Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Executive Committee of the Board or the Chief Executive Officer believes that Executive has not substantially performed his/her duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform his/her duties;

(ii)	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Executive with no further possibility of appeal of, or plea of nolo contendere by Executive to, any felony.

For purposes of this provision, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. The cessation of employment of Executive under subparagraphs (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Executive Committee of the Board at a meeting of the Executive Committee of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Executive Committee of the Board), finding that, in the good faith opinion of the Executive Committee of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                   (d)"Change of Control" shall be deemed to occur if:

(i)	A person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (excluding Hibernia Corporation or any of its Subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of Hibernia Corporation or any of its Subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of Hibernia Corporation in substantially the same proportion as their ownership of Hibernia Corporation), becomes the beneficial owner as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than as a result of the acquisition of shares by Hibernia Corporation or a Subsidiary of Hibernia Corporation) of shares of Hibernia Corporation having 50% or more of the then outstanding voting power of Hibernia Corporation,

(ii)	Hibernia Corporation shall have sold or disposed of all or substantially all of its assets or substantially all of the assets of its wholly-owned subsidiary, Hibernia National Bank, in one or a series of transactions to a party not a member of a controlled group (as defined in the Code or regulations thereunder) with Hibernia Corporation,

(iii)	Hibernia Corporation consummates a merger, consolidation, share exchange or similar form of corporate transaction that requires the approval of the shareholders of Hibernia Corporation, whether for such transaction or for the issuance of securities in the transaction (a “Business Combination”), unless, immediately following the Business Combination, (A) more than 50% of the total voting power of either the entity resulting from such Business Combination (the “Surviving Entity”) or, if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent”), is represented by the voting securities of Hibernia Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to the Business Combination), and such voting power among the holders thereof is in substantially the same proportions as the voting power of Hibernia Corporation’s voting securities among the holders thereof immediately prior to such Business Combination and (B) at least a majority of the members of the board of directors of the Parent (or, if there is no Parent, the Surviving Entity) were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors of Hibernia Corporation, providing for such Business Combination,

(iv)	The shareholders of Hibernia Corporation approve a plan of complete liquidation or dissolution of Hibernia Corporation, or

(v)	During any period of two consecutive calendar years, the individuals who, at the beginning of such period, constitute the Board of Directors of Hibernia Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the shareholders of Hibernia Corporation of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or persons nominated or elected by such directors (each such new director shall also be deemed to be an “Incumbent Director”).

A Change of Control shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator or determination by a regulatory agency that the Company is insolvent.

                   (e)“Code” shall mean the Internal Revenue Code of 1986, as amended.

                   (f) “Disability” shall mean circumstances that qualify Executive for long-term disability benefits under the Company’s Long-Term Disability Plan as in effect immediately prior to the Change of Control.

                   (g) “Effective Date” with respect to a Change of Control for purposes of this Agreement shall be the earliest to occur of (A) the date on which the Company receives a copy of a Schedule 13D disclosing beneficial ownership of shares in accordance with Section 17(d)(i) above; (B) the closing date of a sale or disposition of assets by Hibernia Corporation or the Bank in accordance with Section 17(d)(ii) above; (C) the effective date of the consummation of a merger, consolidation, share exchange or similar form of corporate transaction in accordance with Section 17(d)(iii); (D) the date of the shareholder approval in accordance with Section 17(d)(iv); or (E) the date of the annual or special meeting of shareholders at which the last director necessary to meet the requirements of Section 17(d)(v) above is elected. Upon the occurrence of the Effective Date of a Change of Control, the Board of Directors or its designee shall, within thirty days thereof, provide written notice to Executive of the Effective Date of the Change of Control. Notwithstanding anything to the contrary in this Agreement, if a Change of Control occurs and if Executive’s employment with the Company is terminated within the ninety days prior to the Effective Date of the Change of Control as determined in accordance with the first sentence of this subpart, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement, the “Effective Date” of the Change of Control shall mean the date immediately prior to the date of such termination of employment.

                   (h) “Good Reason” shall mean

(i)	the assignment to Executive of duties that are materially inconsistent with Executive’s position, authority, duties or responsibilities immediately prior to the Change of Control, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities;

(ii)	requiring Executive, without his consent, to be based at any office or location other than the office or location at which Executive was employed immediately prior to the Change of Control; provided, however, that any such relocation requests shall not be grounds for resignation with Good Reason if such relocation is within a twenty-mile radius of the location at which Executive was based prior to the Effective Date of a Change of Control;

(iii)	a reduction in Executive’s Annual Base Salary in effect immediately prior to the Change of Control or, if Executive participated in the Management Bonus Plan immediately prior to the Change of Control, a reduction in the annual bonus awarded to Executive below that awarded to Executive under the Management Bonus Plan immediately prior to the Change of Control, provided, however, that in either case a reduction in the Annual Base Salary or the annual bonus shall not be considered “Good Reason” with respect to any year for which such reduction is part of a reduction uniformly applicable to all similarly situated employees;

(iv)	a reduction in Executive’s participation in or eligibility for incentive compensation plans, employee benefit plans or retirement plans as in effect immediately prior to the Change of Control; provided, however, that a reduction in the Executive’s participation in or eligibility for such plans shall not be considered “Good Reason” so long as Executive is participating in plans that are substantially equivalent to those provided to peer employees of Company and its affiliated companies; or

(v)	any material breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive.

Upon the occurrence of any of the events described above, Executive shall give the Company written notice that such event constitutes Good Reason and the Company shall thereafter have thirty days in which to cure. If the Company has not cured in that time, the event shall constitute Good Reason. Any good faith determination made by Executive as to whether the Company has cured shall be conclusive.

                   (i) “Management Bonus Plan” shall mean the bonus plan of the Company that provides for annual cash awards to the Chief Executive Officer of the Company and to eligible members of Executive, Senior and Middle management of the Company, the bonus award pool for which is approved by the Executive Compensation Committee on an annual basis.

                   (j) “Payments” shall mean any payment or distribution by the Company to or for the benefit of Executive on account of any transaction that is a Change of Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise by reason of any other agreement, policy, plan, program or arrangement. Payments shall include, without limitation, any income deemed or actually received by Executive as a result of (i) any lapse or termination of any restriction on or the vesting or exercisability of any stock option, stock appreciation right or similar right or (ii) any acceleration of the right to payment of any deferred compensation and any income received by Executive pursuant to Section 2(a) of this Agreement. Payments shall be determined without regard to (i) any income received from the exercise of any stock option, stock appreciation right or similar right, (ii) any payment of deferred compensation or (iii) any additional payments required under Section 2(b) or (d) of this Agreement.

                   (k) “Subsidiaries” shall mean every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by Hibernia Corporation.

                   (l) “Target Bonus” for the year in which the termination takes place shall mean the incentive target percentage under the Management Bonus Plan for the employment band applicable to Executive in effect on January 1 of the year in which the Effective Date of the Change of Control takes place (or, if a Management Bonus Plan is not in place at such time, on January 1 of the last prior year in which a Management Bonus Plan was in place), without regard for any later reduction of such target based on performance of the Company during the year or otherwise (and without regard to whether Executive actually participates in the Management Bonus Plan), multiplied by Executive’s Annual Base Salary for the year in which the termination takes place.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals as of the day and year first above written.

HIBERNIA CORPORATION

By:
Date
EXECUTIVE

Date

EXHIBIT A
RESTRICTED AREA
Louisiana Parishes	Texas Counties
Allen Parish	Anderson County
Ascension Parish	Angelina County
Assumption Parish	Bowie County
Avoyelles Parish	Camp County
Bossier Parish	Cass County
Caddo Parish	Cherokee County
Calcasieu Parish	Colin County
Cameron Parish	Gregg County
Claiborne Parish	Harrison County
De Soto Parish	Jefferson County
East Baton Rouge Parish	Lamar County
East Carroll Parish	Nacogdoches County
Iberia Parish	Orange County
Jefferson Parish	Smith County
Jefferson Davis Parish	Travis County
Lafayette Parish	Wood County
Lafourche Parish
Livingston Parish
Madison Parish	Mississippi Counties
Morehouse Parish	Hancock County
Orleans Parish	Harrison County
Ouachita Parish
Rapides Parish
St. Bernard Parish
St. Charles Parish
St. John the Baptist Parish
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Terrebonne Parish
Vermilion Parish
Washington Parish
Webster Parish
West Carroll Parish